UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 21, 2014

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 21, 2014, Gregory S. Humenesky, the Executive Vice President – Human Resources of Pier 1 Imports, Inc. (the “Company”), adopted a 10b5-1 stock trading plan. Mr. Humenesky’s plan provides for the sale of shares of the Company’s common stock to be received by Mr. Humenesky upon exercise of options granted to Mr. Humenesky on March 3, 2005 and April 13, 2007. Under the plan, beginning on August 22, 2014, a brokerage firm will be authorized to exercise Mr. Humenesky’s stock options and sell the issued shares provided the stock price is above a certain level. The plan expires on January 16, 2015. The maximum number of shares that can be sold over the duration of the plan is 35,000 shares to be received upon exercise of stock options.

The foregoing trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5-1 allows individuals who are not in possession of material, non-public information at the time a stock trading plan is adopted to establish prearranged written plans to buy or sell a specified number of shares of a company’s stock. Trading under the foregoing plan is based on reaching certain pre-determined minimum price conditions. The foregoing trading plan generally provides for sales over a set period of time with the goals of minimizing any market impact from such stock sales and gradually diversifying the individual’s investment portfolio, while maintaining such individual’s compliance with the Company’s voluntary stock ownership guidelines.

Transactions under the foregoing trading plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission, to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: July 25, 2014	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President –
Compliance and General Counsel, Secretary